Consent of Independent Accountants

To the shareholders of the
TEMIC Semiconductor Business


We consent to the incorporation by reference in the following registration statements (No. 33-7850, 33-7851 and 33-59609) on Form S-8 of Vishay Intertechnology, Inc. of our report dated May 14, 1998, with respect to the combined balance sheet of the TEMIC Semiconductor Business as of December 31, 1997, and the related combined statements of revenues and expenses and cash flow, included in Vishay Intertechnology Inc.'s Form 8-K filed with the Securities Exchange Commission.



KPMG Deutsche Treuhand-Gesellschaft AG



Stuttgart, Germany
May 14, 1998